FRANKLIN STRATEGIC SERIES
                                 ON BEHALF OF
                        FRANKLIN STRATEGIC INCOME FUND

                             Multiple Class Plan

            This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of the Franklin Strategic Series (the "Trust"), on behalf of its series Franklin Strategic Income Fund (the "Fund"). The Board has determined that the Plan is in the best interests of each class and the Fund as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Fund.

            1. The Fund shall offer two classes of shares, to be known as Franklin Strategic Income Fund - Class I and Franklin Strategic Income Fund - Class II.

            2. Class I shares shall carry a front-end sales charge ranging from 0% - 4.25%, and Class II shares shall carry a front-end sales charge of 1.00%.

            3.    Class  I  shares  shall  not  be  subject  to  a  contingent deferred sales charge ("CDSC") except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 12 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus.

            4. Class II shares redeemed within 18 months of their purchase shall be assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase. The CDSC is waived in certain circumstances as described in the Fund's prospectus.

            5.    The Rule  12b-1 Plan  associated  with Class I shares may be used to reimburse Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the shares of Class I. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of Class shares, as well as any distribution or service fees paid to securities dealers or their firms or others who have executed a servicing agreement with the Fund for the Class, the Distributor or its affiliates.

            The Rule 12b-1 Plan associated with Class II shares has two components. The first component is a shareholder servicing fee, to be paid to broker-dealers, banks, trust companies and others who will provide personal assistance to shareholders in servicing their accounts. The second component is an asset-based sales charge to be retained by the Distributor during the first year after sale of shares, and, in subsequent years, to be paid to dealers or retained by the Distributor to be used in the promotion and distribution of Class II shares, in a manner similar to that described above for Class I shares.

            The Plans shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

            6. The only difference in expenses as between Class I and Class II shares shall relate to differences in the Rule 12b-1 plan expenses of each class, as described in each class' Rule 12b-1 Plan.

            7. There shall be no conversion features associated with the Class I and Class II shares.

            8. Shares of either Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder.

            9. Each Class will vote separately with respect to the Rule 12b-1 Plan related to that Class.

            10. On an ongoing basis, the trustees pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of shares. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

            11. All material amendments to this Plan must be approved by a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund.

            I, Deborah R. Gatzek, Secretary of the Franklin Templeton Group of Funds, do hereby certify that this Multiple Class Plan was adopted by Franklin Strategic Series, on behalf of its series, Franklin Strategic Income Fund, by a majority of the Trustees of the Trust on February 26, 1998.



                                                /s/ Deborah R. Gatzek
                                                    Deborah R. Gatzek
                                                    Secretary